Exhibit 5.1

May 20, 2021

Seelos Therapeutics, Inc.
300 Park Avenue, 2nd Floor
New York, NY 10022

To the addressee set forth above:

     We have acted as local Nevada counsel to Seelos Therapeutics, Inc., a Nevada corporation (the "Company"), in connection with the consummation of the transactions contemplated by that certain Underwriting Agreement, dated May 20, 2021 (the "Underwriting Agreement"), by and between the Company and Guggenheim Securities, LLC, relating to the issuance and sale by the Company of 19,354,840 shares (the "Firm Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), and up to an additional 2,903,226 shares (the "Option Shares" and, together with the Firm Shares, the "Shares") of Common Stock pursuant to an over-allotment option under the Underwriting Agreement, all as more fully described in the Registration Statement on Form S-3 (File No. 333-251356) (as amended through and including the date hereof, the "Registration Statement"), including the prospectus, dated December 23, 2020, contained therein, as supplemented by the Prospectus Supplement, dated May 20, 2021 (as so supplemented, the "Prospectus"), each as filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). This opinion letter is being delivered at your request pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuances of the Shares as contemplated by the Underwriting Agreement, and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner contemplated by, and as presently proposed in the Underwriting Agreement, the Registration Statement and the Prospectus.

     For purposes of issuing the opinions hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, including the Prospectus (ii) the Underwriting Agreement, (iii) the articles of incorporation and bylaws of the Company, each as amended to date, and (iv) such other agreements, instruments, corporate records and other documents as we have deemed necessary or appropriate. We have also obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of issuing this opinion letter.

100 North City Parkway, Suite 1600 Las Vegas, NV 89106-4614 main 702.382.2101

bhfs.com	Brownstein Hyatt Farber Schreck, LLP

Seelos Therapeutics, Inc.
May 20, 2021

     Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each natural person executing any of the documents we reviewed has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents we reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iii) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (iv) after any issuance of Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company's articles of incorporation.

     We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or "blue sky" laws, rules or regulations.

     Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company, and if, when and to the extent any Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Underwriting Agreement (including payment in full of any and all consideration required for such Shares as prescribed thereunder), and as described in the Registration Statement and the Prospectus, such Shares will be validly issued, fully paid and nonassessable.

     The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP